Exhibit 10.20

DATED FEB 2, 2007

DSG RETAIL LIMITED

-and-

SPARE BACKUP INC.

DATA STORAGE SERVICES AGREEMENT

CONTENTS

1. Definitions and Interpretation:	3

2. Duration	5

3. Materials and Backup Website	5

4. Obligations of PC World	6

5. Obligations of Spare Backup	6

6. Fees and Payment	7

7. Exclusivity and Restrictions	8

8. Intellectual Property	8

9. Liability, Indemnity and Insurance	9

10. Reports and Reviews	10

11. Term and Termination	11

12. Personal Data	12

13. Confidentiality	12

14. Publicity	13

15. Assignment	13

16. General Provisions	14

DATA STORAGE SERVICES AGREEMENT

THIS AGREEMENT is made on the 2nd day of February, 2007

BETWEEN:

(1)	DSG RETAIL LIMITED trading as PC WORLD, a company registered in England (number 504877) whose registered office is at Maylands Avenue, Hemel Hempstead, HP2 7TG (“PC World”); and
(2)	SPARE BACKUP INCORPORATED, a company incorporated in California, United States of America, whose registered office is 73061 El Paseo, Palm Desert, CA 92260 (“Spare Backup”).

WHEREAS:

(A)	Spare Backup is a provider of automated internet backup solutions for both businesses and consumers.
(B)	PC World offers its customers a PC support and maintenance package known as ‘PC Performance’.
(C)

PC World wishes to include a data backup service to protect and save customers’ data as part of its PC Performance offering to its customers. Spare Backup wishes to provide a backup solution to PC World’s customers subject to the terms and conditions set out in this Agreement.

IT IS AGREED AS FOLLOWS:

1.	Definitions and Interpretation:
1.1	In this Agreement, unless the context otherwise requires:

“Agreement” Means this agreement together with all the attached schedules and documents specifically referred to herein;

“Backup Service” means the automated internet backup service offered by Spare Backup to Customers (full details of which are set out in Schedule 1) on the Customer Terms and Conditions;

“Backup Websites will be operated by Spare Backup, these sites will be located within the Sparebackup.com domain and will be made available for services included within this agreement.;

“Confidential Information” information of a confidential, non-public or proprietary nature (including marketing, sales and financial information, business plans and strategies, details of customers and suppliers, technical information and Intellectual Property);

“Customer” means a customer of PC World or of one of PC World’s Group Companies who registers for the Backup Service either via the Backup Website or by using a promotional computer disk collected from a PC World store or from a store of one of PC World’s Group Companies;

“Customer Terms and Conditions” means the terms and conditions, including Privacy Policy, applicable to a Customer’s use of the Backup Service and as approved by PC World at all times of which the current form is as set out in Schedule 2;

“Financial Year” means PC World’s financial year which runs from the last Sunday in April each year;

“Group Company or Group Companies” means any subsidiary or holding company or ultimate means a holding company or subsidiary of such ultimate holding company (as defined in section 736 of the Companies Act 1985) from time to time of a company;

“Initial Period” means twelve (12) months from the date of this Agreement;

“Intellectual Property” means any business name, copyright, database right, design right, domain name, know-how, logo, patent, service mark, trademark or trade secret and other similar rights, whether any of these have been applied for, are registered or are unregistered;

“Launch Date” [TBC];

“Materials” means any advertising, promotional and point of sale materials (including those expressly referred to in Clause 3) used to market and promote the Backup Service;

“Personal Data” means all information and personal data (as such term is defined in the Data Protection Act 1998) relating to a Customer, including their name, address, email address and bank card details;

“Period” means one of the thirteen periods of four (4) consecutive weeks in PC World’s Financial Year;

“Registration” and to “Register” means a Customer providing certain details (including Personal Data) to Spare Backup and entering into a contract with Spare Backup for the provision of the Backup Service on the Customer Terms and Conditions;

“Software” the software owned by or licensed to Spare Backup at the date of this Agreement used for the provision of Backup Services and as updated and amended from time to time;

“Spare Backup Websites” All websites included within this Agreement will be operated by Spare Backup and located within the Sparebackup.com domain. Each website will be made available for services included within this Agreement;

“Term” means the Initial Period and any Renewal Period until termination of this Agreement pursuant to Clause 11;

“Territories” All countries listed in the attached Schedule 3 and those which may be mutually agreed on by the parties from time to time;

“Year” means one year from the date of Registration or anniversary thereof.

1.2	References to Clause numbers are to clause numbers of this Agreement.
1.3	Headings are for convenience only and will not affect construction.
1.4	The expressions “including,” “include,” “includes,” “included” and “in particular” will be construed to mean without limitation.
1.5

References to any statute, enactment, order, statutory instrument or statutory provision include such statute, enactment, order, statutory instrument or statutory provision together with all regulations and subordinate legislation made thereunder, as from time to time amended, re-enacted, consolidated or replaced.

2.	Duration
2.1	This Agreement will commence on the date of this Agreement (as set out above) and subject to Clause 11.1 (a) below will continue throughout the Initial Period.
2.2

After the Initial Period the Agreement will continue in force automatically renewing on the anniversary of this Agreement (and each anniversary thereafter) for a term of 12 months (each, a Renewal Period) until terminated in accordance with Clause 11.

3.	Materials and Backup Website
3.1	The parties will design, produce and distribute such Materials as are agreed from time to time to promote the Backup Service.
3.2

Where pursuant to Clause 3.1, a party is responsible for designing Materials, it will obtain the consent of the other party to the form and content of such design (such consent not to be unreasonably delayed or withheld).

3.3	Prior to the Launch Date, Spare Backup will (at its cost) design and create the Backup Website, which will:
(a)	incorporate such PC World logos, trademarks and branding as PC World reasonably requests;
(b)	be subject to PC World’s approval (such approval not to be unreasonably delayed or withheld);

(c)	include the Customer Terms and Conditions in an accessible and prominent position sufficient to bring them to the attention of the Customer prior to the Customer signing up for the Backup Service;
(d)

clearly inform individuals accessing the Backup Website that any contract for the Backup Service will be made between Spare Backup and such individual and that PC World will not be a party to such contract; and

(e)

incorporate such security features as are reasonably required to ensure the confidentiality and security of Customers’ payment details and identify that the Backup Website is “Powered by Spare Backup.”

3.4	Spare Backup will test the Backup Website to ensure full functionality prior to the Launch Date and will (on request) provide PC World with details of such testing.
3.5	Subject to Clause 3.4 Spare Backup will activate the Backup Website on the Launch Date.
4.	Obligations of PC World
4.1	During the Term, PC World will use its reasonable endeavours to promote the Backup Service.
4.2	Without prejudice to any other provision in this Agreement, PC World will:
(a)	provide such co-operation and information as Spare Backup may reasonably request in order to perform its obligations under this Agreement; and
(b)

comply with any and all applicable legislation, statutory requirement, regulation, code of practice or industry accepted code of conduct in fulfillment of its obligations in connection with the Backup Website, including all obligations in respect of the processing of personal data as required by the Data Protection Act 1998.

4.3	PC World will forward to Spare Backup any customer service queries received by it direct from a Customer relating to the Backup Service for resolution in accordance with Clause 5.2(f).
5.	Obligations of Spare Backup
5.1	In respect of the Backup Website, Spare Backup will (at its cost) during the Term:
(a)	be solely responsible for the administration and operation of the Backup Website;
(b)	ensure the efficient operation of Registration of individuals on the Backup Website;

(c)	maintain and host the Backup Website on an appropriate server so that the Backup Website has full functionality; and
(d)

except in relation to planned maintenance (as determined by Spare Backup in its sole discretion in respect of which Spare Backup will give PC World at least 7 days prior notice) or in the event of emergency, ensure that the Backup Website is available 24 hours per day, 365 days per year.

5.2	In respect of Customers, Spare Backup will (at its cost) during the Term (unless otherwise stated):
(a)	provide the Backup Service to Customers who Register during the Term;
(b)

comply with the standards of service (including those relating to the availability of the Backup Service and customer service and support) stated in the Customer Terms and Conditions or as stated in any other advertising or promotion (produced by, or on behalf of Spare Backup) relating to the Backup Service;

(c)	provide the Customer with the date on which the first payment for the Backup Service must be made;
(d)	promptly process any cancellation requests received by Customers in accordance with Customer Terms and Conditions;
(e)	establish a support structure via the web for Customers, web based support will be available to Customers 24 hours per day every day; and
(f)	resolve any Customer disputes in a courteous, prompt, reasonable and efficient manner.
5.3	Without prejudice to any other provision in this Agreement, Spare Backup warrants that it will:
(a)

comply with any and all applicable legislation, statutory requirement, regulation, code of practice or industry accepted code of conduct in connection with the Spare Backup Website, the Backup Website and the Backup Service;

(b)	cause its employees, contractors, consultants or agents who are responsible for the performance of Spare Backup’ obligations under this Agreement to discharge all such obligations; and
(c)	carry out its obligations under this Agreement and under the Customer Terms and Conditions with reasonable skill and care.
6.	Fees and Payment
6.1	Fees will be payable in accordance with Schedules 1 and 7.

7.	Exclusivity and Restrictions
7.1

During the Term of this Agreement pursuant to Clause 2 and Clause 11.1, Spare Backup will not enter into any arrangement or agreement for the provision of a service similar to the Backup Service within the Territories with:

(a)	any other multiple electrical or PC retailer in the Territories (including Comet, Computer Shop, Dell or Dabs.com); or
(b)	any nationwide supermarket chain in the Territories.

Notwithstanding the foregoing, PC World acknowledges and agrees that Spare Backup has already or may enter into arrangements and/or agreements for the provision of services similar to the Backup Services with Computer Associates and Hewlett Packard. Spare Backup and PC World will mutually agree in writing to add to or delete from the list of countries in Schedule 3, Territories.

7.2

For avoidance of doubt with respect to the Territories, Spare Backup may enter into any arrangement or agreement for the provision of a service similar to the Backup Service with any other supplier (including any reseller or OEM) provided that supplier does not sell PCs through a retail channel or through the world wide web (internet).

7.3

During the Term and for one (1) year following termination of this Agreement (for whatever reason) Spare Backup will not use Registration data to promote to Customers (by email, post or telephone) any goods or services directly competing with PC World’s core goods and services. Any such use after the above one (1) year term shall be in accordance with the Privacy Policy and Data Protection Act 1998.

7.4

During the Term and at any time following termination of this Agreement (for whatever reason) Spare Backup will not use the Registration data to distinguish between the Customers and its other customers in carrying out any promotional campaigns, except as may be permitted under its Privacy Policy and the Data Protection Act 1998.

8.	Intellectual Property
8.1	Spare Backup warrants and represents that:
(a)	it has and will continue to maintain full, unencumbered title and right to grant all the rights and licenses it grants to Customers for the Software pursuant to the Customer Terms and Conditions; and
(b)	so far as it is aware, no third party has made any claim which is outstanding at the date hereof that all or any part of the Software infringes any third party’s Intellectual Property rights.
8.2	Neither party may use any trademark (whether registered or not) or logo of the other party except as expressly provided in this Agreement or with the prior written consent of the other party.

8.3

Save as provided in clause 8.4 below, PC World will not gain any Intellectual Property rights or other rights in the Software or the Backup Services and related materials including (without limitation) documentation or other data by virtue of this Agreement or its operation.

8.4

PC World will own the copyright in any Materials created exclusively for the Backup Website which incorporate any PC World trade name, brand, logo, or other marketing Materials provided by PC World, and grants Spare Backup a royalty-free, non-exclusive and non-transferable license to use the same on the Backup Website during the Term.

8.5	Unless otherwise agreed between the Parties, any Materials created pursuant to this Agreement will be the property of the party who created it and such party shall own the copyright.
9.	Liability, Indemnity and Insurance
9.1

Subject to Clause 9.2 below, Spare Backup will indemnify and hold PC World (including its officers, employees, agents and PC World Group Companies) harmless from and against all liabilities, losses, damages, costs, prosecutions and expenses in relation to any claims or actions brought against PC World or any of its Group Companies (provided always that the total liability of Spare Backup under this indemnity shall not exceed the amount of its relevant insurance cover as set out in clause 9.5 below or £2 (two) million whichever is the greater) based on or resulting from:

(a)	Spare Backup or a third party’s ownership or rights in the Software;
(b)	the provision or operation of the Backup Service;
(c)	any material breach of this Agreement by Spare Backup;
(d)	any breach of the Customer Terms and Conditions by Spare Backup; and
(e)	any negligence or gross misconduct of Spare Backup.
9.2	PC World will promptly notify Spare Backup of any claim or allegation falling within Clause 9.1.
9.3

Subject to Clause 9.4 below, PC World will indemnify and hold Spare Backup (including its officers, employees, agents and Group Companies) harmless from and against all liabilities, losses, damages, costs, prosecutions and expenses in relation to any claims or actions brought against Spare Backup or any of its Group Companies based on or resulting from:

(a)

the ownership or rights in the Materials provided by PC World (except in respect of any Spare Backup intellectual property used in the Materials or to the extent that it relates to any material or information provided by Spare Backup for use by PC World in the Materials); or

(b)	the promotion of the Backup Service by PC World not in accordance with the Materials as provided by Spare Backup;
(c)	any material breach of this Agreement by PC World;
(d)	any negligence or gross misconduct of PC World.
9.4	Spare Backup will promptly notify PC World of any claim or allegation falling within Clause 9.3.
9.5

During the Term, Spare Backup will maintain standard business insurance, at a level of coverage not less than that set out in Schedule 5, with one or more reputable insurance companies and/or underwriters and will at PC World’s request produce for inspection the original or a copy of such insurance policy or policies and receipt(s) evidencing payment of the applicable premium(s).

9.6

Nothing in this Agreement shall be construed so as to exclude or restrict either party’s liability in respect of injury or death to any person resulting from its negligent act or omission or the negligent act or omission of its employees or agents.

10.	Reports and Reviews
10.1

Representatives from Spare Backup and PC World will meet each calendar month to discuss any issues arising from operation of this Agreement and the provisions of the Backup Service and will discuss, consider and/or negotiate in good faith to resolve any outstanding issues.

10.2	The Parties will provide each other with the reports specified in Schedule 4.
10.3

During the Term and upon reasonable notice and at reasonable intervals, but no more often than once every four (4) months, Spare Backup will permit PC World access to any of its premises from which the Backup Service are being provided.

10.4

Spare Backup will maintain and keep in a safe location during the Term and for a period of seven (7) years following the expiry or termination of this Agreement (for whatever reason) accurate records, documents and accounts necessary to verify the number of Customers and to demonstrate Spare Backup’s compliance with the provisions of this Agreement.

10.5	Within ten (10) days of receiving a request in writing from PC World, Spare Backup will submit to PC World copies of any of the records, documents and accounts referred to in Clause 10.4.
10.6

The parties have the right, using their own staff or external auditors (at such party’s own cost) on a minimum of ten (10) working days’ notice (but no more often than once every four (4) months) to audit such of the records and books of account of the other party as relate to this Agreement in order to establish that all account revenue and other figures are properly accounted for and that each party is complying with its obligations under this Agreement.

11.	Term and Termination
11.1	Subject to Clauses 11.2 and 11.3 either party may terminate this Agreement:
(a)

by providing not less than 60 days’ notice in writing to the other to expire no earlier than the end of the Initial Period or by providing not less than 60 days’ notice in writing at any time during the Renewal Period;

(b)	immediately by written notice if the other party:
(i)

commits any material breach of any of the provisions of this Agreement and, in the case of a breach capable of remedy, fails to remedy the same within 14 days after receipt of a written notice giving reasonable particulars of the breach and requiring it to be remedied;

(ii)

has a receiver, liquidator or administrator appointed, is the subject of insolvency proceedings (including entering administration), makes any composition or arrangement with creditors, is unable to pay its debts as and when they fall due, ceases to trade or in the case of Spare Backup to provide the Backup Service or passes a resolution for or is the subject of a winding-up order (except for the purpose of a solvent amalgamation or reconstruction) or if the other gives oral or written notice that it is about to be subject to such an event; or

(c)	if a Force Majeure Event causes a party to be unable to perform in full or in part its obligations under this Agreement for a period of thirty (30) days or more.
11.2

PC World may terminate this Agreement immediately by written notice if Spare Backup suffers a change of control (as defined in section 840 of the Income and Corporation Taxes Act 1988) (except by virtue of an internal reorganization or restructure).

11.3	Following termination of this Agreement pursuant to Clause 11.1 or 11.2, Clauses 6 and 10.2 will remain in force.
11.4	The rights to terminate this Agreement given by this Clause will be without prejudice to any other right or remedy of either party in respect of the breach concerned (if any) or any other breach.
11.5

Upon termination of the Agreement for any reason, Spare Backup shall have the right and the obligation to continue all agreements with Customers (whether the Backup Services are then being provided on a free trial or subscriber basis) to the effective date of termination of those agreements.

12.	Personal Data
12.1

To the extent required to comply its legal obligations under the Data Protection Act 1998, Spare Backup will obtain and maintain throughout the Term of this Agreement a valid and up to date notification under the Data Protection Act, covering any relevant data processing performed in connection with the operation of the Spare Backup Website and Backup Website.

12.2

Spare Backup warrants that it has and will continue to maintain throughout the Term all reasonable organizational measures to prevent unauthorized or unlawful processing of Personal Data under its control and accidental loss or destruction of, or damage to, Personal Data under its control and, so far as applicable, will use its reasonable endeavors to comply with its obligations as a data controller under the Data Protection Act 1998.

12.3	Without prejudice to any other provision in this Agreement, Spare Backup will not supply (for value or otherwise) the Personal Data to a third party in violation of its Privacy Policy.
12.4

In respect of any Customers who cancel their accounts and have not expressly consented to Spare Backup contacting them in the future, Spare Backup will only retain Personal Data relating to such Customers as it will require for its accounting and legal records and to comply with its legal obligations, and will not use the Personal Data except (a) to confirm cancellation of a Customer’s account and obtain information relevant to the cause of the cancellation, (b) in response to any inquiry from such Customer, (c) to comply with Spare Backup’s legal obligations, (d) in accordance with Spare Backup’s Privacy Policy and (e) as may be permitted under the Data Protection Act 1998. Encrypted data stored as a result of participation in the Data Migration Package, will be purged twenty-one (21) days after the registration. The Data Migration package limits the user to 50 GB of online storage during the migration process.

13.	Confidentiality
13.1	Except as provided by Clauses 13.2 and 13.3, each party will at all times during the continuance of this Agreement and after its termination:
(a)	keep all Confidential Information of the other disclosed to it confidential and accordingly not disclose any such Confidential Information to any third party except members of its Group; and
(b)	not use any such Confidential Information for any purpose other than the performance of its obligations under this Agreement.
13.2	Any Confidential Information may be disclosed by the receiving party to:
(a)	any governmental or other authority or regulatory body; or
(b)	any employee of the receiving party,

to such extent only as is necessary for the purposes contemplated by this Agreement, or as is required by law and subject in each case to the receiving party using its best endeavors to ensure that the person in question keeps the same confidential and does not use the same except for the purposes for which the disclosure is made.

13.3	Any Confidential Information may be used by the receiving party for any purpose, or disclosed by such party to any other person, to the extent that:
(a)

it is at the date hereof, or hereafter becomes, public knowledge through no fault of that party (provided that in doing so that party will not disclose any Confidential Information which is not public knowledge); or

(b)	it can be shown by the receiving party, to the reasonable satisfaction of the disclosing party, to have been known to it prior to its being disclosed by the disclosing party to the receiving party.
13.4	The provisions of this Clause 13 will remain in force for ten years following termination of this Agreement for any reason.
13.5

The terms and conditions of this Agreement are confidential and may not be disclosed by either party to any third party without the other party’s prior written consent (with the exception of the disclosing party’s professional advisors provided they undertake to keep such information confidential).

14.	Publicity

Neither party will issue any press release or other communication concerning the subject matter of this Agreement without the prior written approval of the other party, which approval shall not unreasonably withheld; provided, however, that this clause shall not apply to any communications necessary or appropriate with governmental agencies.

15.	Assignment
15.1

This Agreement is personal to Spare Backup and, (subject to clause 15.2 below) Spare Backup will not assign, sell, license, transfer or otherwise deal with the benefit and/or burden of this Agreement or any rights or obligations hereunder to any person or declare a trust over this Agreement without the prior written consent of PC World (such consent not to be unreasonably withheld or delayed).

15.2

Spare Backup may not delegate or sub-contract the whole of this Agreement without PC World’s prior written consent (such consent not to be unreasonably withheld or delayed) but Spare Backup may delegate or subcontract part of this Agreement or any of its rights or obligations under it provided that Spare Backup will remain liable for the proper performance of this Agreement.

15.3

PC World will not assign, sell, license, transfer or otherwise deal with the benefit and/or burden of this Agreement or any rights or obligations hereunder to any person or declare a trust over this Agreement without the prior written consent of Spare Backup (such consent not to be unreasonably withheld or delayed) except within PC World’s group of companies which PC World may do without the consent of Spare Backup.

16.	General Provisions
16.1	This Agreement may only be varied by a document in writing signed by each of the Parties.
16.2

All obligations under this Agreement which by their nature would continue beyond the termination and/or expiration of this Agreement will survive such termination and/or cancellation including but not limited to Clauses 7.1, 8.2, 8.4, 8.5, 9.1, 9.2, 9.3, 9.4, 13 and 16.

16.3

No relationship of agency, joint venture or partnership will be created or will be deemed to exist between the Parties by virtue of the execution or performance of this Agreement. Unless this Agreement expressly provides otherwise, neither party will have authority to bind the other party without that other party’s prior written consent.

16.4

The failure of either party in any one or more instances to insist on strict performance of one or more of the terms of this Agreement or to exercise any right or remedy under this Agreement or at law will not be construed as a waiver of any subsequent breach of the same term, any breach of any other term nor of the right to enforce another such right or remedy or the same right or remedy arising on another occasion.

16.5

Any notice required or authorized by this Agreement to be given by either party to the other party must be in writing and delivered by personal service or sent by first class recorded delivery post to the address set out in this Agreement (or such other address as a party will notify the other from time to time), and in the case of notices to be given to PC World will be addressed to the Company Secretary and in the case of notices to be given to Spare Backup will be addressed to The Managing Director, and will be deemed to have been served:

(a)	where personally delivered at the time of delivery; or
(b)	where posted 48 hours after posting.
16.6

If either party is unable to perform in full or in part or is delayed in so performing any obligation under this Agreement because of a matter beyond its reasonable control which comprises for example (but without limitation) Acts of God or the public enemy, riots, insurrection, war, fire, embargoes, judicial or regulatory action and acts of military authority (“Force Majeure Event”) it will have no liability to the other party for failure to perform during such period of Force Majeure Event. The party suffering the Force Majeure Event shall promptly give notice of the full details (including any anticipated length) of the Force Majeure Event to the other party.

16.7

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

16.8

This Agreement and any document specifically referred to herein constitute the entire agreement of the Parties with respect to its subject matter and supersedes all prior negotiations, discussions, written, oral or electronic communications, arrangements and understandings between them or any statement or representation made by either of them in relation to the subject matter of this Agreement (except that neither party excludes liability for fraudulent misrepresentation).

16.9	This Agreement will be governed by and construed with in accordance with the laws of England and Wales and the Parties agree that the English courts will have exclusive jurisdiction.
16.10	In the event of any inconsistencies between the terms of this Agreement and any Schedule, the terms of the Agreement shall prevail.
16.11

Spare Backup and PC World each acknowledge and agree that they will discuss future offerings and opportunities that may become available and will negotiate in good faith any amendment to this Agreement appropriate to reflect agreements reached with respect to such offerings and opportunities.

IN WITNESS whereof this Agreement has been entered into the day and year first above written.

SIGNED for and on behalf of

DSG RETAIL LIMITED	/s/ Jon Naylor
Name	Jon Naylor
Position	Customer Experience Director
Date Executed	2/2/2007

SIGNED for and on behalf of

SPARE BACKUP INC.	s/ Cery Perle
Name	Cery Perle
Position	CEO
Date Executed	2/2/2007

SCHEDULE 1

Description of Backup Service

1.	Program Scope

Program Overview

The program scope includes the implementation and maintenance of a centralized distribution process for sales of Spare Backup PC backup and data migration services within the United Kingdom, and any other geographical region identified by DSGI as part of its existing “Retail Sales Markets.” The overall goal of this program is to provide DSGI customers with online PC backup and data migration services in order to protect, save and transfer user data.

Program Start Date: __________________

The following projects are included within the scope of this program.

1.1	Personal Computer Performance (PCP) Package:
1.2	Image Package:
1.3	Direct Sales Package:
1.4	Direct Web Sales Annual Package:
1.5	Direct In House Sales Annual Package:
1.6	Data Migration Package:

Spare Backup will provide “PC backup services,” consisting of remote (online) data storage, archiving, and “data migration services,” consisting of one-time automated data transfer from one PC computer to another, for DSGI customers in approximately 27 Countries. The PC backup and data migration services will include the same archival functionality and operability as Spare Backup offers to its direct customers through its Spare Backup and Spare Switch product offerings. SPBU will provide DSGI customers with a unique system generated identifier key for de-encrypting their archived data.

DSGI customers that participate will be required to register for the PC backup and data migration service. Registration and, where necessary, download of the required applications will occur though a dedicated, co-branded web landing page that will be constructed and operated by Spare Backup at Spare Backup’s sole cost and expense. During the registration process Spare Backup will collect mutually agreed information including, but not limited to (Given name, Surname, PCP Number, Email Address and Postal Code) from DSGI customers. Spare Backup will share this information with DSGI on a regular basis.

DSGI customers will be able to access and utilize the online backup and data migration services through the distribution points outlined below.

This program should increase service revenue for DSGI and improve customer satisfaction resulting from a more comprehensive service and support offering.

	Project	Service Delivery	1 GB of Storage Free	Trial Period	Suggested price of service	Opt Out	Billing by
1	Personal Computer Performance (PCP) Package:	Auto run CD	Yes	No	£4.99 over 1 GB / Monthly	Yes	DSGI
2	Image Package:	On PC Image	Yes	30 Day Free trail	£9.99 per Month	Yes	SPBU
3	Direct Sales Package:	Auto run CD		No	£9.99 per Month	Yes	SPBU
4	Direct Web Sales Annual Package:	Web		No	£100.00 per year	Yes	SPBU
	Direct in house Sale Annual Package:	Auto run CD		No	£100.00 per year	Yes	DSGI
5	Data Migration Package:	Hyperlink at POS	No	No	None	N/A	SPBU*

* Charges applicable at time of Conversion from data migration to monthly subscription.

Critical Success Factors include but are not limited to the following:

1.	Product Availability

A.        Unrestricted process that grants access and utilize PC backup and data migration services

2.	Seamless Procurement Process

A.        Unrestricted process that promotes the sale of PC backup and data migration services

3.	Product integration

A.        Minimal interruption/disruption to Business as Usual services currently provided to DSGI end users

B.        Features and functions available within the PC backup and data migration services

4.	Post Program Business Results
A.	Establish customer satisfaction baseline – as measured by DSGI

B.        Deploy and manage CSAT (customer satisfaction surveys) regarding the inclusion of Spare Backup PC backup and data migration services - as measured by Spare Backup

C.	Revenue recorded as a result of the program
D.	Program reporting criteria
5.	Program Management
A.	Select and assign a governance team
B.	Define communication criteria for governance team
6.	Product Support
A.	Effective Help Desk with associated business process flows

2.   Program Management Office

This section is included to communicate to DSGI the SPBU organizational alignment and associated general functional responsibilities to facilitate a clearer understanding to DSGI. It is not meant to represent all of the SPBU functional responsibilities.

Single Point of Accountability. SPBU provides a Program Manager (“PM”) who is designated as the overall Single Point of Accountability (SPOA) to DSGI in the delivery of all phases of the Program. SPBU assumes full responsibility to DSGI for all aspects of the implementation and Steady-State, inclusive of partner and vendor management, providing a single point of contact and ensuring the overall success of the Program within the specified period of performance.

There will be one primary global PM –. The SPBU PM will serve as the global single point of contact for the entire Program. Any additional PM(s) utilized will be leveraged to manage the individual regions / countries, with the SPBU PM serving as the point of contact.

Relationship Management. The PM identifies and organizes the Program Team, clearly assigning roles and responsibilities as defined in this document. The program stakeholders and Program Team will be introduced at the outset of the program in a kick off meeting. Objectives of the kick off meeting include but are not limited to:

1.	Identification of PM to Program Stakeholders as SPOA
2.	Provision of Points of Contact
3.	Overview of:
A.	Program Scope Verification
B.	Program Management
C.	Plan of Action and Milestones (POA&M)
D.	Deliverables tailored to DSGI Requirements
E.	Communications Plan
F.	Escalation Management
G.	Roles and Responsibilities, Organizational Chart
4.	DSGI Expectations
5.	Acceptance Criteria
A.	Milestone/Deliverable Sign Off

Communications Management is a critical aspect of successful program management. In accordance with industry best practices and as prescribed in the PMBOK, SPBU’s PM’s will develop a tailored communications plan for DSGI’s review:

1.	Establishment of Status Reporting Requirements
A.	Type – Briefs and/or Written Reports
B.	Schedule and Duration
C.	Frequency of reporting
D.	Tailored to the Requirements of both DSGI and Program Team
2.	DSGI Review and Acceptance of:
A.	Final Deliverable Package (Deliverables Summary Matrix)
B.	Plan of Action and Milestones (POA&M)
C.	Program Scope and Boundary Control

Service Delivery. A Plan of Action and Milestones (POA&M) is developed to articulate the timeline for provision of deliverables and mapping both dependencies and critical paths. The final deliverable format will be tailored to meet program stakeholder reporting requirements and will serve as an archive of worked performed in delivery of the program. The POA&M is prepared by the SPBU PM and is typically delivered within sixty (60) days of signed MOU.

Changes determined to be valid will be managed directly with DSGI. The change management process enables controlled impact to other aspects of the program including, but not limited to, schedule, cost, performance, and quality precipitated by changes in program scope. Changes in program scope that will impact contractual terms must be addressed through direct engagement with DSGI and SPBU legal.

Program Executive

•	Strategic guidance to program management team
•	To clearly understand the goals of the program
•	Participate in regularly scheduled (weekly minimum) meetings with DSGI during implementation activities
•	Tier 3 escalation

Program Manager

•	Methodological guidance to program management team
•	To clearly understand the goals of the program
•	Gain collaboration and agreement with DSGI’s stakeholders on program goals and success criteria
•	Implement the program though local program management teams
•	Overall accountability for operational excellence globally
•	Overall accountability for program documentation, including the SOW, change control and reporting
•	Daily exception monitoring and reports during implementation activities
•	Regularly scheduled (weekly minimum) meetings with DSGI during implementation activities
•	Ensure day-to-day execution of tasks
•	Identify issues and risks
•	Coordinate with the PMO leadership
•	Coordinate Global project meetings
•	Track progress against milestones
•	Tier 2 escalation with response within 4 hours

Engineering Project Manager

•	Work within the guidelines as specified within the Global PMO
•	Interface with both the SPBU and DSGI service delivery organization project managers to meet implementation application specific requirements for the program.
•	Responsible for Spare Backup PC Backup and Data migration product readiness, product documentation and product management during the implementation and steady state service delivery
•	Ensure day-to-day execution of tasks
•	Identify and escalate issues and risks
•	Coordinate with the program manager
•	Coordinate engineering project meetings
•	Track progress against milestones
•	First level escalation

ECommerce Manager

•	Work within the guidelines as specified within the Global PMO
•	Interface with both the SPBU and DSGI service delivery organization project managers to meet implementation and operations requirements for the program.
•	Responsible for SPBU eCommerce transactions and site readiness during implementation and steady state service delivery

•	Ensure day-to-day execution of tasks
•	Identify and escalate issues and risks
•	Coordinate with the program manager
•	Coordinate engineering project meetings
•	Track progress against milestones
•	First level escalation

Reporting Analyst

•	Work within the guidelines as specified within the Global PMO
•	Interface with both the SPBU and DSGI service delivery organization project managers to meet implementation and operations requirements for the program.
•	Perform complex reports; verifying billing schedules, receipts, invoices
•	Consolidate information from various organization resources to generate reports
•	Generate financial reports
•	Collect and analyze data across sites.
•	Manage priorities to meet customer expectations
•	First level escalation
•	Ensure day-to-day execution of tasks
•	Identify issues and risks
•	Coordinate with the PMO leadership
•	Coordinate project meetings
•	Track progress against milestones

Owner = Fully responsible for and accountable of

NO	Services included within this Segment of the Program	SPBU
1.	Program planning	SPBU
2.	Program reporting	SPBU
3.	Solution Implementation	SPBU
4.	Procurement process - PCP Package	DSGI
5.	Procurement process – Image Package	DSGI
6.	Procurement process – Direct Sales Package	SPBU
7.	Procurement process - Data Migration Package	SPBU
8.	PC Backup registration Reporting	SPBU
9.	Data Migration registration Reporting	SPBU
10.	Develop and deliver outbound messaging during the backup service period.	SPBU
11.	Data Migration conversion reporting	SPBU
12.	Provide DSGI branded materials in electronic format as appropriate	SPBU

3.	Personal Computer Performance (PCP) Package:

Spare Backup will provide all necessary information for DSGI to create “auto run” CDs, and DSGI will include these CDs within the PCP package that it mails to DSGI customers.

DSGI will include the “auto run” CDs within the PCP updates provided to existing DSGI PCP customers.

Consumers of the PCP package who register for the PC backup service will be entitled to one (1) Gigabyte of data storage free of charge. Beyond one (1) Gigabyte and up to and including fifty (50) Gigabytes of data storage will be available to consumers of the PCP package who register for the PC backup service at a monthly rate of £4.99. SPBU will message the customer when the customer has stored 900 MB of data.

Owner = Fully responsible for and accountable of

NO	Services included within this Segment of the Program	Owner
13.	Functional specification created and distributed	SPBU
14.	Provide an “Auto Run” CD to DSGI. Image to be submitted to PCP subscribers	SPBU
15.	Create CD for submission to PCP subscribers	DSGI
16.	Distribution of CD to PCP subscribers	DSGI
17.	DSGI to populate database with appropriate PCP account numbers prior to customer registration. PCP Number to be used for client validation	SPBU
18.	Creation of Co-Branded website	SPBU
19.	Approval of Co-Branded website content	DSGI
20.	PCP registration Reporting	SPBU
21.	PCP data storage tracking	SPBU
22.	PCP data storage reporting	SPBU
23.	SPBU to customer notification when 990 MB has been reached	SPBU
24.	SPBU to DSGI notification when 1 GB has been reached	SPBU
25.	DSGI to SPBU notification if customers credit (Debit) card was not approved (Item 23 + ?? days)	DSGI
26.	DSGI to Customer notification if customers credit (Debit) card was not approved	DSGI
27.	DSGI to SPBU notification if customers credit/Debit card issue is unresolved and service is suspended (Item 23 + ?? Days)	DSGI
28.	Client application re-branding	SPBU
29.	Approval of client application re-branding	DSGI

Customer Process

1.	Customer receives PCP CD
2.	CD Auto Runs
3.	Is there an active internet connection

i.	No – Error message “To register for your free one (1) GB of online data storage you must have an active connection to the internet. Please try again once an active connection has been established.”
ii.	Yes – Customer is directed to the PCP registration page
4.	Customer registers

4.       Image Package

Spare Backup will provide all necessary information to DSGI to facilitate the installation of the PC backup services on the images that are provided on new computers, and DSGI will incorporate the PC backup service on the images that are maintained by DSGI and included with new computers it sells to its customers.

Spare Backup will provide PC backup services free for 30 days to all DSGI customers who register for the 30 day PC backup services in connection with the purchase of a new system from DSGI.

Image Package customers will be required to “opt-out” of the PC backup service after the 30 day free trial period. SPBU will message the customer on the 25th day informing them of the trial expiration.

On the 30th day of the free trial period, Image Package customers will be provided the option to purchase fifty (50) Gigabytes of online data storage for £9.99 per month.

Owner = Fully responsible for and accountable of

NO	Services included within this Segment of the Program	Owner
30.	Functional specification created and distributed	SPBU
31.	Create and submit a file (or self extracting file) to DSGI for inclusion within DSGI PC Images	SPBU
32.	Test and approve file (or self extracting file) provided from SPBU to DSGI for inclusion within DSGI PC Images	DSGI
33.	Creation of Co-Branded website	SPBU
34.	Approval of Co-Branded website content	DSGI
35.	Image registration Reporting	SPBU
36.	Image trial expiration Reporting	SPBU
37.	DSGI to SPBU notification if customers credit (Debit) card was not approved (Trial expiration + ?? days)	DSGI
38.	DSGI to Customer notification if customers credit (Debit) card was not approved	DSGI
39.	DSGI to SPBU notification if customers credit (Debit) card issue is unresolved and service is suspended. (Trial expiration + ?? days)	DSGI
40.	Client application re-branding	SPBU
41.	Approval of client application re-branding	DSGI

Customer Process

1.	Customer selects PC backup icon on desktop
2.	Is there an active internet connection

i.          No – Error message “To register for your free one (1) GB of online data storage you must have an active connection to the internet. Please try again once an active connection has been established.”

ii.	Yes – Customer is directed to a page which prompts the following
1.	Have you purchased a PCP
a.	Yes – Directs customer to PCP registration page
b.	No – Offer made to sell PCP Package

i.          Yes – Customer sent to designated PCP Purchase page

ii.        No – Customer directed to the Direct Sales registration page

3.	Customer registers

5.       Direct Sales Package:

Spare Backup will provide training information and marketing material in electronic format to Tech Guys and DSGI regarding the benefits and operation of the PC backup service to facilitate sales and referrals by DSGI and Tech Guys phone support, in-store sales, and on-site personnel.

Sales of PC backup service will be facilitated through referrals to the co-branded landing page and in store co-branded PC backup packages, direct sales packages will be sold through the following groups.

•	Phone Sales
•	Email Support
•	Chat / Online support
•	In house Technical Support
•	On Site Technical Support

Referrals to the co-branded landing page will be available 24 hours per day, 7 days per week except for periods of scheduled maintenance. Direct sale customers will be charged at the rate of £9.99. for fifty (50) Gigabytes of data storage for a monthly plan and £100.00 for fifty (50) Gigabytes of data storage for an annual plan

Owner = Fully responsible for and accountable of

NO	Services included within this Segment of the Program	SPBU
42.	Training documentation created and distributed	SPBU
43.	Creation of Co-Branded website	SPBU
44.	Approval of Co-Branded website content	DSGI
45.	Direct Sales opportunities registration Reporting	SPBU
46.	Client application re-branding	SPBU
47.	Approval of client application re-branding	DSGI

Customer experience - Phone Sales, web sales, email sales:

1.	Customer is directed to the appropriate purchase page
2.	Customer registers
i.	Credit Card information is collected at time of registration
3.	Tech referral ID is captured during the registration process

Customer experience - Web Sales:

4.	Customer is directed to the appropriate purchase page
5.	Customer registers
i.	Credit Card information is collected at time of registration
6.	Tech referral ID is captured during the registration process

Customer experience for in house & Onsite Sales:

•	CD’s are required to offer an off line backup
7.	Technician – “Prior to working on your PC I need to ensure you have your data backed up.”
8.	Customer response – Yes, I have a current backup.

i.          Technician asks customer to acknowledge responsibility for data loss. No action is taken by the Technician

9.	Customer response – No, I do not have a backup.
i.	Offer is made for backup services.
1.	Customer is directed to the appropriate purchase page
2.	Customer registers
a.	Credit Card information is collected at time of registration
3.	Tech referral ID is captured during the registration process
4.	Technician performs an off line backup to CD or DVD

6.       Data Migration Package

DSGI will offer data migration services to all DSGI customers purchasing new PC’s.

The data migration services will be offered through a hyperlink that DSGI will include within the order conformation it provides to new PC customers.

Data migration services will be free to DSGI to use as a promotion to up-sell end users to the data backup service.

Owner = Fully responsible for and accountable of

NO	Services included within this Segment of the Program	SPBU
48.	Functional specification created and distributed	SPBU
49.	Creation of Co-Branded website	SPBU
50.	Approval of Co-Branded website content	DSGI
51.	Creation of a DSGI branded website (powered by Spare Backup)	SPBU
52.	Approve Co-Branded website content	DSGI
53.	Data Migration registration Reporting	SPBU
54.	Data Migration data storage tracking	SPBU
55.	Data Migration data storage reporting	SPBU
56.	SPBU to customer notification when 990 MB has been reached	SPBU
57.	SPBU to DSGI notification when 1 GB has been reached	SPBU
58.	DSGI to SPBU notification if customers credit (Debit) card was not approved (Item 57 + 5 Days)	DSGI
59.	DSGI to Customer notification if customers credit (Debit) card was not approved	DSGI
60.	DSGI to SPBU notification if customers credit (Debit) card issue is unresolved and service is suspended. (Item 57 + 5 Days)	DSGI
61.	Client application re-branding	SPBU
62.	Approval of client application re-branding	DSGI
63.	Product Codes (1000) provided to DSGI for the POS offering of data migration services.	SPBU

Customer experience for Data Migration services:

10.	Customer is directed to the appropriate purchase page via URL
11.	Customer registers for data migration services
12.	Once data migration is complete Spare Backup makes an offer to the customer
13.	Customer Subscribes – Yes
a.	Customer is charged £4.99 and enrolled into the monthly PC backup services plan

POS Data migration offer

14.	Customer provided with a CD that directs to the appropriate purchase page via URL
15.	Customer registers for data migration services
12.	Once data migration is complete Spare Backup makes an offer to the customer
17.	Customer Subscribes – Yes
a.	Customer is charged £4.99 and enrolled into the monthly PC backup services plan

7.       Program Reporting

Reporting: Spare Backup will provide weekly and monthly registration volumes, total data stored by user. Spare Backup will also track and communicate customer satisfaction results to DSGI monthly.

1.	Spare Backup shall provide the following reporting information to DSGI:
a.	Weekly PC registrations Volumes
b.	Monthly PC registrations Volumes
c.	Monthly revenue allocation
d.	Monthly number of Conversions from to Monthly/Annual Subscriptions
e.	Monthly feedback resulting from customer interaction.
2.	DSGI shall provide the following reporting information to Spare Backup:
a.	Weekly billable activity
b.	Monthly receivables
c.	Monthly revenue allocation

Owner = Fully responsible for and accountable of

Participant = Assist Owner when required

NO	Services included within this Segment of the Program	SPBU	DSGI
64.	Weekly PC registrations Volumes	Owner	Participant
65.	Monthly PC registrations Volumes	Owner	Participant
66.	Monthly revenue allocation	Owner	Participant
67.	Monthly number of Conversions from to Monthly/Annual Subscriptions	Owner	Participant
68.	Monthly feedback resulting from customer interaction.	Owner	Participant
69.	Weekly billable activity	Participant	Owner
70.	Monthly receivables	Participant	Owner
71.	Monthly revenue allocation	Participant	Owner

8.	Help Desk Services

The Help Desk is defined as the tools and Help Desk Representatives supporting DSGI through automated (web) processes. The Help Desk will be the single point of contact (SPOC) for logging and handling service requests pertaining to the use and functionality of supplied PC Backup application and Data migration application.

All end-users will contact the Help Desk via the web. The Help Desk Representatives will provide standard software support including “How-to questions. Service requests not resolved by tier one (1) SPBU support will be a passed-through to SPBU tier two (2) service technicians for resolution.

Assumptions:

•	75% first call resolution
•	Average handle time <=10 minutes
•	Help desk will have access to appropriate data bases
•	Lifeline will be used for remote takeover for software how-to issues.
•	If Bandwidth is not sufficient, user will be advised to take laptop to nearest DSGI location.
•	Helpdesk support will be in English
•	Helpdesk support will be provided 24 hours per day 7 days a week.
•	Knowledge database used by SPBU will be updated on regular basis with new cases and resolutions.

Owner = Fully responsible for and accountable of

Participant = Assist Owner when required

NO	Services included within this Segment of the Program	SPBU	DSGI
72.	Help Desk Services	Owner	Participant
73.	Provide problem management support	Owner	Participant
74.	Provide customer with on-line access to problem management system	Owner	Participant
75.	Establish escalation paths within DSGI	Participant	Owner
76.	Establish referral processes for out-of-scope services	Owner	Participant
77.	Provide Internet access to problem management system	Owner	Participant
78.	Provide Internet Self Help for problem resolution	Owner	Participant
79.	Reset passwords	Owner	Participant
80.	Talk client through changing their password	Owner	Participant
81.	Provide incident status	Owner	Participant
82.	Level 1 (Remote) PC Support	Owner	Participant
83.	Load/reload in-scope software	Owner	Participant
84.	Dispatch support technicians for out of-scope items	Participant	Owner
85.	Troubleshoot in-scope software problems	Owner	Participant

86.	Assist in problem resolution of individual user installations	Owner	Participant
87.	Perform DSGI Satisfactions Surveys	Owner	Participant
88.	Provide DSGI Satisfactions Survey Reports	Owner	Participant

9.       Training

Spare Backup will provide documentation necessary to ensure the in store representatives have all the basic skills necessary to effectively communicate the PC Backup offer to customers. The in store representatives must be able to effectively guide customers through the basic features and functionality of the online backup service.

Spare Backup will provide DSGI periodic updates to the training material based upon major changes to the features and or functionality of the application.

Unless otherwise explicitly stated, DSGI will be responsible for all training and training costs. Spare Backup will provide training content in electronic format as appropriate (at the request of DSGI).DSGI will be responsible for the distribution and communication of all training material provided by Spare Backup.

NO	Services included within this Segment of the Program	Owner
89.	Create Technician training guide – Phone Agent	SPBU
90.	Approve Technician training guide – Phone Agent	DSGI
91.	Create Technician training guide – Web Agent	SPBU
92.	Approve Technician training guide – Web Agent	DSGI
93.	Create Technician training guide – In-house Agent	SPBU
94.	Approve Technician training guide – In-house Agent	DSGI
95.	Create Technician training guide – Onsite Agent	SPBU
96.	Approve Technician training guide – Onsite Agent	DSGI
97.	Create Customer user guide	SPBU
98.	Approve Customer user guide	DSGI
99.	Maintain content of all Training documents	SPBU
100.	Manage distribution of all Training documents	DSGI

10.	Out of Scope

The following services are not included in the scope of this Program and will be addressed through a Change Management Plan (as defined in the MSA) as necessary along with any resulting cost impact. Out of scope items include:

1.	Non Microsoft Windows Client platforms support
2.	Non SPBU provided Backup software support
3.	Hardware support
4.	Telecom support
5.	Enterprise Software Distribution (ESD)

11.    Appendix D – Program Assumptions

SPBU has made the following assumptions while specifying the services detailed in the SOW:

General Assumptions

•	Customer Hardware meets minimum requirements to run PC backup services
•	Customer Hardware meets minimum requirements to run Data migration services
•	Customer has appropriate bandwidth required to leverage PC backup services
•	Customer has appropriate bandwidth required to leverage Data migration services
•	New PC’s have CD “auto run” feature enabled on the image
•	DSGI will enable Spare Backup as a trusted domain in all firewall applications included within DSGI images
•	DSGI will be responsible for any client hardware issues or out of scope software support issues.
•	Customer is responsible for backing up data prior to the installation service event. SPBU is not responsible for lost or corrupt data resulting form the client not backing up prior to a service event.
•	Antivirus upgrade not available from Co-branded web pages
•	On-Line PC backup services include storage of data up to 50 GB
•	Customers who exceed 50 GB will be charged £6.99 for each additional 25 GB of on-line storage used.
•	On-line backup services for PCP subscribers are not available if the PCP subscription is canceled
•	All billing questions for PCP subscribers will be directed to DSGI
•	All billing questions for Image Package users will be directed to DSGI

12.	Definitions

Wherever used in this Statement of Work, capitalized words and phrases shall have the respective meanings ascribed to them in the Agreement or as otherwise defined below, unless there is something in the subject matter or context inconsistent therewith:

ASA	Average Speed to Answer; the average amount of time the caller/user has to hold on the telephone before the call is answered
Call:	A single technical support incident for Supported Product or services to the Single Point of Contact Help Desk which may include multiple contacts to close the incident
DEVICE	A contrivance or an invention serving a particular purpose, especially a machine used to perform one or more relatively simple tasks
DR	Disaster recovery
EMEA	Europe, Middle East, Africa
ESD	Enterprise Software Distribution
FTE	Full time employee (52 weeks per year minus DSGI and statutory holidays)
IP	Internet Protocol
LAN	Local Area Network
Master Schedule	The overriding schedule of deadlines and deliverables for the Program covered under this SOW
MSP File	A Microsoft Installer Patch file.
MST File	A Microsoft Installer Transform Package (file) for customizing settings on a computer.
MUI	Multi language user interface
NAS	Network Attached Storage
OLA	Operational Level Agreement
OU	Organization Unit
Out-of-Scope Work	Any work not specifically provided for in the Agreement or this SOW will be considered to be out-of-scope unless a signed Change Request or Change Proposal is in place covering such work.
PE	Program Executive
PMO	Program Management Office
POA&M	Plan of Action & Milestones
POC	Point of Contact
Program	The complete set of Services to be performed entirely or in part by SPBU as described under the Agreement, this SOW or any Local Country Statement of Work.
Program Team	Detail in section 2 – Group of people to support Program Management Office (PMO)
Project

A specific set of objectives to be completed during a scheduled period of time within defined resource and quality constraints. Within this Program, there will be numerous smaller “projects,” such as “transition” or “transformation.”

QA	Quality Assurance
SAN	Storage Area Network

SLA	Service Level Agreement
SME	Subject Matter Experts
SOE	Standard Operating Environment
SPOA	Single Point of Accountability
SPOC	Single Point of Contact
T&M	Shall mean a fee structure based on time and materials rates
UAT	User Acceptance Testing

SCHEDULE 2

Customer Terms and Conditions

Spare Backup User Terms and Conditions and (EULA) End User License Agreement,

Entire Agreement: Welcome to Spare Backup© and Spare Switch© data archiving service and software (“Service” or “Services”). The Service provided by (“SBI”) Spare Backup, Inc. and/or its subsidiaries and affiliates and the use of the SBI website (the “Website”) and the Services are governed by these Terms and Conditions (the “Terms and Conditions”). By accessing or using the Services or the Website, you (“User” or “You”) agree that; (1) You have read and familiarized yourself with the Terms and Conditions; (2) You understand the Terms and Conditions; (3) You are bound by the Terms and Conditions in your use of the Services and the Website.

IF YOU DO NOT AGREE TO THESE TERMS AND CONDITIONS, DO NOT USE THE SERVICES OR THE WEBSITE.

YOUR USE OF THE SERVICES AND THE WEBSITE CONSTITUTES YOUR ACCEPTANCE OF AND AGREEMENT TO COMPLY WITH THESE TERMS AND CONDITIONS.

The Terms and Conditions constitute the entire agreement (the “Agreement”) between SBI and User regarding its subject matter which supersedes and replaces any and all prior or contemporaneous agreements between the parties regarding such subject matter.

Changes to Services, Website and Terms and Conditions: User acknowledges and agrees that SBI, at its sole discretion, may change, modify, amend, suspend or discontinue any aspect of the Services, including its pricing or the Website, at any time without notice and without liability to User or to any third party. SBI reserves the right to impose limits on certain features of the Services or the Website, including limits on excessive use of storage capacity, at any time, without notice and without liability to User or to any third party. Further, User acknowledges and agrees that SBI may amend any or all of the Terms and Conditions (including fees and rules) applicable to its Service at any time, at SBI’s sole discretion. Any amendment of the Terms and Conditions will be reflected on the Website and applicable to all current Users at the time it is posted, who agree to be bound thereby. Users are expected to review the Terms and Conditions posted on the Website periodically to obtain notice of any changes. Continued use of the Services and the Website constitutes acceptance of SBI’s then-current Terms and Conditions, including any amendments thereto.

The Terms and Conditions were last revised on January 12, 2007.

Registration and Eligibility: The Services and the Website are only available to persons with the legal capacity to enter into this Agreement. SBI may, at its sole and absolute discretion, refuse to accept a person’s (or entity’s) registration, and may, at any time after accepting registration, refuse to permit a person’s (or entity’s) continuing use of the Services and the Website for any reason or no reason at all.

Password and Security: After you register to use the Services or the Website, you will be prompted to select a User name and a User password. Then, the installation program will generate a unique Data Encryption Key number for your use in securing your stored data. For your security, SBI will send a copy of your Data Encryption Key to a third-party vendor (the “Key Manager”). You must have the Data Encryption Key in order to retrieve your information and data stored with SBI. User is solely responsible for maintaining the confidentiality of its User name, User password and Data Encryption Key and agrees to use the Services and the Website at User’s sole risk and responsibility. To retrieve a lost User Name, Password or Data Encryption Key number, please see the FAQ’s posted on the SBI Website at www.sparebackup.com. User agrees that it shall immediately notify SBI in writing or by electronic mail of any unauthorized use of its User name, User password or Data Encryption Key. Further, User acknowledges that SBI will not maintain copies of User’s Data Encryption Key and that the third party Key Manager is not affiliated in any way with SBI. As such, User acknowledges and agrees that SBI will have no liability or responsibility whatsoever for any damages or losses caused or alleged to have been caused by the Key Manager.

When utilizing the Customer Care SupportBridge “Lifeline” services, you agree to accept the technician(s) accessibility to your computer, if needed and as directed.

User Information: User will provide information to SBI during the registration process (the “User Information”). User represents and warrants; (1) that all User Information is accurate and complete at the time of registration; (2) that User information will be continuously updated such that the User Information shall at all times be current, accurate and complete.

Privacy Statement: The terms of the SBI Privacy Statement, as it may be amended from time to time in SBI’s sole discretion, are incorporated by reference into these Terms and Conditions. User is encouraged periodically to review the SBI Privacy Statement posted on the Website at www.sparebackup.com.

Software License Grant: In order to use SBI Services, you will be required to download certain enabling software, which may include certain third party software (the “Software”). SBI grants to you a perpetual (subject to the section entitled “Termination” below and these Terms and Conditions), nonexclusive, non-transferable license to install and use the Software solely for your use of the SBI Services. In addition, you agree to comply with any applicable third party’s license terms with respect to any required third party software. The SBI Software may only be reproduced, installed and used on the number of computers and clients for which you are licensed and paid, as set forth in these Terms and Conditions. You may make one (1) copy of the Software for backup purposes; otherwise, you may not reproduce any part of the Software. You shall not: (1) cause or permit any reverse engineering, decompilation, modification, adaptation, translation or disassembly of the Software, or create any derivative works based on the Software or the Services; (2) sell, rent, lease, timeshare, lend, sublicense, distribute, assign or otherwise transfer any rights in the Software or under this Agreement without SBI’s prior written consent; or (3) disclose results of any benchmark tests of any Software to any third party without SBI’s prior written consent.

Service Fees: SBI will provide the Services free of charge during the initial trial period. After the expiration of that trial period, in some instances, you authorize SBI to bill your credit card automatically for use of the Services at the published rate applicable to the subscription plan you order, plus a .50 cent processing fee per transaction. Visit www.sparebackup.com for more information about the Services, subscription plans and pricing information.

Non-Commercial Use: If you choose a plan requiring non-commercial use of the service, you may not resell, wholesale, sublease or otherwise use the service to generate revenue from SBI’s backup and restore service, without the prior written consent of SBI. SBI will periodically review non-commercial use accounts containing unusually high number of files or storage capacity (typically over 50GB) to check for commercial use of the SBI service. SBI may at its discretion apply service fees for commercial use or for users who utilize an unusually high-volume of storage capacity.

Monthly Plan: If you choose a monthly plan, you acknowledge that your subscription and fees are collected on a monthly basis in advance. Your subscription will automatically be renewed at the current monthly pricing plan and your credit card will be billed by SBI in advance for the next month of service unless another plan is selected or you cancel your subscription prior to the beginning of the next billing cycle.

Yearly Plan: If you choose a yearly plan, you acknowledge that your subscription covers a twelve (12) month term in which SBI will charge your credit card for the full amount of the discounted yearly plan. At the end of your term, your subscription will automatically be renewed for another twelve (12) month term at the then-current annual pricing plan, and your credit card will be charged by SBI for the new twelve (12) month term unless another plan is selected or you cancel your subscription prior to the beginning of the next billing cycle. In the event that you cancel or terminate the Services anytime during a twelve (12) month term, you acknowledge and agree that any remaining balance will be forfeited and no refund will be provided. However, if you decide to upgrade to a more expensive subscription plan during the term of your annual subscription period, SBI will give you a credit toward your new plan for any prepaid fees from your current plan.

Promotional Plans: If you subscribe for a promotional plan you acknowledge that your subscription and fees are on based on the current promotional plan you have selected. Your subscription will automatically be renewed at the current monthly pricing plan, not at the promotional rate, and your credit card will be billed by SBI for the next month of service unless another plan is selected or you cancel your subscription prior to the beginning of the next billing cycle. In the event that SBI is forced to collect any unpaid amounts owed to SBI you agree to pay all costs of collection including, but not limited to, attorney’s fees.

Credit Card Charges & Authorization: Depending on the subscription plan you have chosen, you authorize a recurring monthly or annual charge to your credit card in exchange for your use of the Services, based on SBI’s then current fee schedule for the Services, which may be amended from time to time in SBI’s sole discretion. If your use of the Services exceeds the limits of your chosen service plan in any given period, you will be upgraded to the next applicable service level and your account will be charged accordingly. Unless the Services are terminated by User or SBI as set forth in these Terms and Conditions, when your subscription is automatically renewed for the next service period, any applicable fee changes will be applied to your account for that next period.

Software Limited Warranty & Warranty Disclaimers: SBI WARRANTS FOR A PERIOD OF THIRTY (30) DAYS FROM THE DATE YOU DOWNLOAD THE SOFTWARE FROM THE WEB SITE OR PURCHASE THE SOFTWARE FROM A RETAIL OUTLET, THAT THE SOFTWARE, IF USED IN ACCORDANCE WITH THESE TERMS AND CONDITIONS, WILL BE FREE OF DEFECTS AND WILL PERFORM SUBSTANTIALLY THE FUNCTIONS DESCRIBED HEREIN. EXCEPT, AS SET FORTH ABOVE, SBI DOES NOT WARRANT THAT THE SOFTWARE WILL WORK IN COMBINATION WITH OTHER PRODUCTS USED BY YOU, THAT THE SOFTWARE WILL MEET YOUR REQUIREMENTS, THAT THE SOFTWARE OR THE WEB SITE WILL BE TIMELY, ERROR-FREE, UNINTERRUPTED, VIRUS-FREE OR SECURE, OR THAT ALL SOFTWARE OR WEB SITE ERRORS WILL BE CORRECTED. If you report a Software error which represents a failure of this warranty, SBI will, at its option: (1) correct or provide a reasonable workaround for the error; (2) provide a replacement of the Software which complies with the warranty; or (3) upon return of the Software to SBI, refund the subscription fees you prepaid.

EXCEPT FOR THE FOREGOING LIMITED WARRANTY, SBI MAKES NO OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS. The limited warranties in this section shall not apply to any defects which are caused by (1) modifications of the Software made by any party other than SBI; (2) a failure of your hardware or other software to function normally in conjunction with the Software where such failure is not directly caused by the Software; or (3) your failure to use the Software according to SBI’s specifications and these Terms. The remedies set forth in this section are your sole and exclusive remedies, and SBI’s sole and exclusive liability, for any breach of the limited warranties provided in these Terms and Conditions.

Some states or jurisdictions do not allow the exclusion of implied warranties or limitations on the length of an implied warranty, so the above limitations may not apply to you. To the extent permissible, any implied warranties are limited to thirty (30) days. This warranty gives you specific legal rights. You may have other rights that vary from state to state or jurisdiction to jurisdiction. For further warranty information, contact SBI at sales@sparebackup.com.

Software Upgrades: Upon payment by you of any applicable fees, and as long as your account remains current and you continue to pay for the Services, SBI will provide you access to new releases, enhancements, or updates to the Software, in accordance with these Terms and Conditions.

Security of Stored Information: SBI will use reasonable efforts to prevent the unauthorized disclosure or destruction of your stored information and data; however, no archival or security system is either impenetrable or infallible. Except in extraordinary circumstances, or where legally required to do so, SBI will not seek to decrypt your data, and will make reasonable efforts to preserve your data in the same format in which it was received from you. Notwithstanding the foregoing, SBI does routinely collect and analyze metadata regarding User files designated for archival using the Service, including, without limitation, header information, checksum quantities, file size, file type, and archival dates. This information is used by SBI to gauge service levels and application performance, and, in some instances, for data recovery purposes. SBI will not, however, be responsible for any matter beyond its reasonable control, including, without limitation, unauthorized access to your information or data and/or functions provided or performed by third parties. In the event that SBI is served a subpoena or is otherwise legally compelled to provide access to your stored information, SBI will use reasonable efforts to provide you with notice of the same (as provided below) as soon as reasonably practical to enable you to take any action you deem necessary to prevent such access, all at your sole expense and without SBI’s cooperation or assistance.

User Obligations Regarding Stored Information: You are solely responsible for the content of all data that you store or retrieve through SBI’s Services. SBI normally does not review, inspect, edit or monitor any content, data, files, stored by you or any other user of the Services and does not maintain a copy of your Data Encryption Key number. As a condition of using the Services, you represent and warrant (a) that you have sufficient rights to the content of all data and files stored by you on SBI’s servers, (b) that such content does not include any illegal or improper items, (c) that such content complies in all respects with these Terms and Conditions, and (d) that your use of the Services and the Website do not infringe or violate any third party’s copyright, patent, trademark, trade secret, license or other proprietary rights. Your use of the Services is subject to all applicable local, state, national and international laws and regulations. You agree not to use the Service for any illegal purposes, not to use the Service to store, retrieve, transmit or view any illegal pictures, files or information, or any material that encourages illegal conduct. You further agree not to use the Services to distribute digital content to others, or to disseminate digital content for commercial purposes.

You also agree (a) to ensure that your computer hardware and software are sufficient to enable use of the Services, and (b) to designate manually any data and files you wished to be stored on SBI’s servers, including but not limited to any “unique” applications and data. You acknowledge that, by default, SBI only backs up data from certain popular installed applications on typical operating systems, and that it is the User’s responsibility to review and modify the files and programs selected for backup. You further acknowledge that SBI may not detect all of your important and unique data, and you agree, therefore, to confirm manually all backup requests. For questions regarding storage and backup limitations, please see our FAQ’s section, posted on the SBI Website at www.sparebackup.com.

Limitations on Use of Services: You may not use the SBI Services or the Website for any illegal or improper purpose. SBI is NOT a service for storing and disseminating large amounts of data to other recipients. It is simply an online storage and backup service for files and data designated by you. SBI may use automated procedures to detect unacceptable or suspicious levels of usage and may immediately disable offending User accounts, and the process of detection may vary from time to time, based on the misuse detected. SBI is not responsible for any business interruptions that may be caused due to this process.

User Conduct: User is solely responsible for all user conduct and for the content of all information stored or retrieved under its User name and password. User represents, warrants and covenants that its use of the SBI Software, Services and the Website shall not: (1) violate any applicable local, state, national or international law, statute, ordinance, rule or regulation; (2) that

User will not export the Software, Services and/or any User information without the appropriate United States export license or other export authorization. (The Software and Services are subject to U.S. export controls, including the Export Administration Regulations (“EAR”) (15 C.F.R. § 730 et seq.), which prohibit the Software from being downloaded or otherwise exported (i) into (or to a national or resident of) Cuba, Iran, North Korea, Sudan, Syria (or any other country which may be listed at the time in “Country Group E” of the EAR) or any other country to which the United States has imposed an embargo or other economic sanctions; or (ii) to anyone on the United States Treasury Department’s list of Specially Designated Nationals or the United States Commerce Department’s Denied Persons List. By restoring or using the Software, you are agreeing to the foregoing provisions and you are certifying that you are not located in, under the control of, or a national or resident of any such country or on any such list); (3) interfere with or disrupt computer networks connected to the Service or the Website, including but not limited to storing any information which contains any viruses, Trojan horses, worms, time bombs, cancelbots, or other computer programming routines that are intended to damage, detrimentally interfere with, surreptitiously intercept or expropriate any system, data or personal information; (4) impersonate any other person or entity, or make any misrepresentation as to User’s employment by or affiliation with any other person or entity; (5) forge headers or in any manner manipulate identifiers in order to disguise the origin of any User Information; (6) upload, post, transmit, publish, or distribute any material or information for which User does not have all necessary rights and licenses; (7) upload, post, transmit, publish, or distribute any material which infringes, violates, breaches or otherwise contravenes the rights of any third party, including any copyright, trademark, patent, rights of privacy or publicity or any other proprietary right; (8) interfere with or disrupt the use of the Services or the Website by any other User, nor “stalk”, threaten, or in any manner harass another User; (9) upload, post, transmit, publish, or distribute any unauthorized or unsolicited advertising, solicitations, offers for the sale of services, unsolicited communications, or offers for any “investment opportunities”; (10) upload, post, transmit, publish, or distribute any material or information which contains a computer virus, or other code, files or programs intending in any manner to disrupt or interfere with the functioning of the Services, the Website, or that of other computer systems; (11) use the Services or the Website in such a manner as to gain unauthorized entry or access to the computer systems of others; (12) upload, post, transmit, publish or distribute any material or information which constitutes or encourages conduct that would constitute a criminal offense, give rise to other liability, or otherwise violate applicable law; (13) upload, post, transmit, publish, or distribute any material or information that is unlawful, or which may potentially be perceived as being harmful, threatening, abusive, harassing, defamatory, libelous, vulgar, obscene, or racially, ethnically, or otherwise objectionable in any manner whatsoever; or (14) reproduce, copy, modify, sell, distribute or otherwise exploit for any commercial purposes the Services or the Website, or any component thereof (including, but not limited to any materials or information accessible through the Website).

Improper or Impermissible Use: If SBI suspects that an account is being used for storage or distribution of any illegal or improper material, such as copyrighted or illicit content, or for some other improper or impermissible purpose, then SBI may take any steps it deems necessary to protect the integrity of its Services and business. Users notified of such suspicions must grant SBI access to the data in their accounts, or, at its sole discretion. SBI, however, is not required to notify Users of suspicious activity, and may seek to obtain access to suspicious data without further notice to or consent from the User. If SBI suspects for any reason whatsoever that a User has stored data on SBI’s servers that is either illegal, in violation of these Terms and Conditions, in violation of the rights of any third party, or otherwise reasonably objectionable, then SBI may, at its sole discretion: (1) notify appropriate authorities; (2) refuse or disable User access to the Service; (3) remove or delete User data, in whole or in part, from SBI’s servers; (4) terminate the User’s account; or (5) take any other action with respect to the User’s data or account that SBI, in its sole discretion, deems reasonably necessary. SBI may at its sole discretion take such protective measures without further notice to or consent from the User.

Termination: SBI expressly reserves the right to terminate the use of, or to refuse to permit the use of, the Services and the Website by any person or entity, at the sole discretion of SBI, for any reason or no reason at all, and without prior notice. You may terminate the Services at any time with or without cause by giving notice of such termination to SBI as provided in these Terms and Conditions. If you terminate in the middle of your subscription term, SBI will not be required to refund the pro rata difference in the amount of service paid for and used. If you terminate a yearly contract, the termination fee will be 1 month of service at our published monthly price. If your credit card is declined for any reason, you commit fraud or engage in any other dishonest conduct, or if you dispute or refuse to pay a SBI charge for any reason, such matters will be considered a material breach of these Terms and Conditions, and SBI may terminate your account immediately, without notice or liability to you.

Disposition of Stored Information Post-Termination: You understand that all data stored by SBI on your behalf under this Agreement shall be deleted 7 (seven) calendar days from the date the Agreement is terminated (the “Termination Period”), without further consent from or notice to you (unless deleted earlier for improper or impermissible use). Prior to the last day of such Termination Period, you should endeavor to remove all of your stored files and data from SBI’s servers and/or to cure any breach of these Terms and Conditions, in which case SBI may reinstate your account in its sole discretion. SBI may destroy any of your stored data and files that are not removed from SBI’s servers within the Termination Period and/or SBI may limit or preclude your ability to retrieve or restore data and files stored on SBI’s servers until you comply with these Terms and Conditions and bring your account current, all in SBI’s sole and absolute discretion. YOU ACKNOWLEDGE AND UNDERSTAND THAT SBI RESERVES THE RIGHT TO DESTROY ALL OF A USER’S DATA AND FILES IMMEDIATELY ON THE EXPIRATION OF THE TERMINATION PERIOD WITHOUT ANY LIABILITY WHATSOEVER. By using the Software you are agreeing to release SBI from any and all liability, claims and damages due to lost or stolen data whether or not you request a data copy.

Links to Third Parties: The Services and the Website may provide links to the Websites or services of others (“Third-Party Sites”). Links to such Third-Party Sites do not constitute an endorsement by SBI of such Third-Party Sites, or the products, content, materials or information presented or made available by such Third-Party Sites. User acknowledges and agrees that SBI is not responsible for any damages or losses caused or alleged to have been caused by the use of any Third-Party Sites, or from the products, content, material, services or information presented by or made available through such Third-Party Sites.

Downloading Information/Material: User hereby releases SBI, its affiliates and subsidiaries, and their respective directors, officers, employees, agents, shareholders, co-branders, partners, successors and assigns from any and all actual or alleged damages which may result from User downloading any information or materials from the Website. Choice of Law; Consent to Jurisdiction. This Agreement, and all questions with respect to the interpretation of this Agreement, shall be governed by and construed in accordance with the internal laws of the State of California, without regard for conflict of laws provisions. User expressly consents to personal and exclusive jurisdiction in the courts of the State of California located in Riverside County. The United Nations Convention on Contracts for the International Sale of Goods, and any successor treaties, will not govern this Agreement.

Indemnification: By using the Website and/or the Services you agree to defend, indemnify, and hold harmless SBI, its licensors and their respective officers, directors, employees, contractors and agents from all liabilities, damages, losses, costs, claims, and expenses, including attorney’s fees, that arise from: (1) any content transmitted by you or any user of your account; or (2) any use or misuse of the Services or the Website by you or any user of your account. SBI reserves the right, at it own expense, to assume the exclusive defense and control of any matter otherwise subject to indemnification by you, in which event you agree to cooperate with SBI in any reasonable way, including asserting any available defenses.

International Use: Recognizing the global nature of the Internet, SBI makes no representation that the Services or the materials on the Website are appropriate or available for use in locations outside the United States, and accessing such materials from or distributing such materials to territories where their content is illegal is strictly prohibited. Specifically, you agree to comply with all applicable laws regarding the transmission of software and technology (e.g., technical data) exported from the United States. Those who choose to access the Website do so at their own initiative and are responsible for compliance with local laws. You may not remove, transmit, download or otherwise export from the United States or allow the export or re-export of any software or technology owned by SBI or its licensors in violation of any restrictions, laws or regulations of the United States Department of Commerce Bureau of Industry and Security, the United States Department of Treasury Office of Foreign Assets Control or any other United States or foreign agency or authority. As defined in FAR Section 2.101, all software and documentation licensed in connection with the Services are “commercial items” and according to DFAR Section 252.227-7041(a) (1) and (5) are deemed to be “commercial computer software” and “commercial computer software documentation.” Any use, duplication, or disclosure of such software or documentation by the Government is subject to restrictions as set forth in subparagraph (b)(3) of the Rights in Technical Data and Computer Software clause of DFARS 252.227-7013 or subparagraphs (c) (1) and (2) of the Commercial Computer Software-Restricted Rights clause at 48 CFR 52.227-19, as amended and as applicable, or any successor regulations thereto. Manufacturer is SBI, 72757 Fred Waring Drive, Palm Desert, California 92260.

Releases: User agrees to release SBI, its affiliates and subsidiaries, and their respective directors, officers, employees, agents, shareholders, co-branders, partners, successors and assigns (the “Released Parties”), and each of the foregoing, from any and all manner of action, claim or cause of action or suit, at law or in equity, and from any and all losses, damages, costs or expenses, including without limitation court costs and attorneys’ fees, which User may have against the Released Parties, or any of them, known or unknown, disclosed or undisclosed, which arise out of or relate in any way to a Dispute. User waives its rights under Section 1542 of the California Civil Code, and any similar law of any applicable jurisdiction, which states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” User agrees that no joint venture, partnership, employment, or other agency relationship exists between User and SBI as a result of these Terms and Conditions or its use of the Services or the Website.

Limitation of Liability: IN NO EVENT WILL SBI, ITS RESELLERS, DISTRIBUTORS, AGENTS OR LICENSORS BE LIABLE FOR ANY CLAIM, WHETHER IN CONTRACT, TORT OR ANY OTHER THEORY OF LIABILITY, WHICH EXCEEDS THE AMOUNTS PAID BY USER TO SBI, IF ANY, FOR THE SERVICES FOR THE TWELVE MONTH PERIOD (IF PAYING ANNUALLY) OR THE ONE MONTH PERIOD (IF PAYING MONTHLY) PRECEDING THE EVENT FORMING THE BASIS OF THE CLAIM. IN NO EVENT WILL SBI NOR ANYONE ELSE INVOLVED IN CREATING, DELIVERING OR MAINTAINING THE SERVICE BE LIABLE FOR ANY DAMAGES INCLUDING, WITHOUT LIMITATION, ANY DIRECT, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, LOSSES RELATED TO BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION OR LOSS OF PROFITS ARISING OUT OF USER’S USE OF OR INABILITY TO USE THE SOFTWARE OR THE SERVICES, OR OUT OF ANY BREACH OF WARRANTY, EVEN IF SBI HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Notices: Notices shall be given as follows:

To SBI: To be valid, notices must be sent by email (to legal@sparebackup.com) and by certified mail, return receipt requested, to Spare Backup Inc.; Attention: Legal Department; 72757 Fred Waring Drive, Palm Desert, California, 92260 or to such other address as may be designated by SBI from time to time.

To User: Notices to User will be sent by email at the email address reflected in User’s registration information. Notices to User shall be deemed to have been received 24 hours after the email is sent. Notices to SBI shall be deemed to have been given three days after the date of mailing by certified mail, return receipt requested.

Assignability: SBI shall be entitled to assign this Agreement or any of its rights under this Agreement in its sole discretion. User shall not be entitled to assign, sublease, sublicense, sell, offer for sale, encumber or otherwise transfer or dispose of its rights under this Agreement, in whole or in part, without SBI’s prior written consent.

Waiver: The failure of SBI to exercise or enforce any right or provision of this Agreement will not be deemed a waiver of such right or provision.

Marketing and Publicity: You agree that SBI may use your name in its customer list to include, but not be limited to, posting to the Website, financial reports and prospectuses identifying you as a customer. Your account must be in good standing with SBI to remain listed. From time to time, SBI announces its business relationship with certain customers. If SBI wishes to announce its relationship with you, you will have an opportunity to review and approve any such announcement prior to issuance. Your approval shall not be unreasonably withheld, delayed or conditioned.

Miscellaneous: If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future law effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from these Terms and Conditions. A party will not be liable for nonperformance or delay in performance (other than with respect to payment obligations) caused by any event reasonably beyond the control of such party, including, but not limited to, acts of war (declared or undeclared), Acts of God, acts of terrorism, fire, strike, labor difficulties, acts or omissions of any governmental authority or of another party, compliance with government regulations, insurrection or riot.

Ownership of Intellectual Property: All trademarks, service marks, logos, and company names (each a “Mark”) used in the Website are the property of SBI or third parties and are and shall remain the property of SBI and such third parties. Nothing contained in the Website shall be construed as granting, by implication or otherwise, any license or right to use any Mark displayed on the Website without the written permission of SBI or such third party that may own the Mark displayed on the Website. Your use of any Mark displayed on the Website is strictly prohibited.

You further acknowledge and agree that all other content and materials available on the Website, including the Software, are protected by copyrights, trademarks, service marks, patents, trade secrets, or other proprietary rights and laws. © 2006-2007 Spare Backup Inc. All rights reserved.

Privacy Policy

PLEASE READ THROUGH AND CLICK ACCEPTANCE AT THE BOTTOM TO
INDICATE THAT YOU HAVE READ THROUGH AND AGREED

Spare Backup, Inc. (“SBI”) is committed to protecting your privacy in handling personally identifiable information relating to you, your transactions with us, and the Services you use from us. This Privacy Statement describes the personally identifiable information we gather about you, what we do with it, the safeguards we have in place to protect it, and how you can control our use of it.

What personally identifiable information does Spare Backup, Inc. request?

SBI collects personally identifiable information that you voluntarily provide to us when you register on our Website, complete an order to purchase, sign up for a user name and password to use one of our services, call us by telephone or send us a letter or email. This personally identifiable information may include your name, mailing address, email address, telephone number, fax number, credit card number and expiration date, and other optional demographic information. In addition, when you choose to purchase our services via our Website, this information is used to verify your credit card information. You may browse our Website without supplying any personally identifiable information, but we will need to collect personally identifiable information to process your orders or to send you offers or information that you request.

Does Spare Backup, Inc. use “cookies”?

In order for you to use our Website, your computer must accept the use of cookies. A cookie is a small data file that is stored on your computer’s hard drive. Cookies do not contain personally identifiable information and do not give us control over your computer. We use cookies to identify you when you return to our Website so we can make the user experience more enjoyable, and to track your activity on our Website. We also use cookie data when you have expressly requested to use our “Auto Login” feature, which automatically accesses user ID and password information and automatically logs you into our products and services.

How does Spare Backup, Inc. use personally identifiable information about you?

The personally identifiable information that you voluntarily provide to us will be used to process your orders, and may be used to identify you within our systems. We may use your email address to contact you if we have questions about your order or service. We may also use your email address to notify you about new services or special promotional programs, or to send you offers or information. SBI will not disclose personally identifiable information about you to others except as disclosed in this Privacy Statement or as specifically authorized by you at the time the information is collected. We contract with third parties to provide specific products or services to you. For example, we use a credit card company to process credit card applications, issue credit, verify, bill, and collect payments when you make a purchase with a credit card; an outside shipping company to ship orders if applicable; outside direct mail and catalog vendors to provide customers with product and sales information; or to send emails to customers and prospective customers. These service providers are provided with only the information that they need to perform their functions and are required to agree not to use or disclose your personally identifiable information for other purposes without your authorization. We may also share your personally identifiable information within the SBI family of businesses. If we enter into marketing relationships with advertisers or other companies that provide products or services that we believe may be of interest to SBI customers, we may share non-identifiable aggregated information with these companies, and, in addition, we may provide them with mailing address information so that they may extend offers to you. However, we will not disclose your email address, telephone number, or credit card account information without your consent. To make online shopping more convenient for you, our Website may provide access to other companies’ Websites or co-branded Websites that may be designed to look similar to our Website; these sites are fully operated by the other company. If you request additional information or order products or services from one of the companies featured on our Website, that company may provide us with the information you have given to them (except in the case of credit application information, financial background or health information, which we do not receive from such featured companies). We are not responsible for the content appearing on these companies’ Websites or for the privacy practices of these companies. We encourage you to read the privacy policy on the other company’s Website if you have any concerns about how information may be collected or used. If you make a purchase or request a service from a featured company that you access through a frame on our Website, information relating to that transaction will be available to us as well as the featured company. We may use third-party advertising technology to serve ads when you visit our site and sites upon which we advertise. This technology uses information about your visits to the SBI Website and the sites upon which we advertise, (not including your name, address, or other personal information), to serve our ads to you. In the course of serving our advertisements to you, a unique third-party cookie may be placed or recognized on your browser. In addition, we may use Web beacons, provided by our ad serving partner, to help manage our online advertising. These Web beacons enable our ad server to recognize a browser’s cookie when a browser visits this site and to learn which banner ads bring users to our site. This information we collect and share through this technology is not personally identifiable. We may share personally identifiable information with law enforcement or other entities as required by law or as we reasonably determine to be necessary to protect our rights or the rights of others, to prevent harm to persons or property, to fight fraud, or to enforce our Website terms and conditions. Personally identifiable information may be transferred as an asset in connection with a merger or sale (including any transfers made as part of an insolvency or bankruptcy proceeding) involving all or part of our businesses.

Does Spare Backup, Inc. conduct special programs that use personally identifiable information?

We occasionally conduct surveys, contests, or other promotional programs that involve the collection of personally identifiable information, and we may send promotional emails to such participants from time to time. Participation in these programs is completely voluntary, so that you have a choice whether to disclose the requested information without limiting your ability to place orders for products and services. Information requested may include contact information (such as name and shipping address), and demographic information (such as gender, zip code, or age). Contact information will be used to notify participants of the outcome of such promotions. Survey information may be used or disclosed for purposes of monitoring or improving the performance of our retail, catalog, or Website operations. We generally do not collect information through our Website from children under age 18. If we conduct a special online program that is open to children, children under age 18 will be permitted to participate only with the consent of a parent or guardian or will otherwise be given the opportunity to participate without the need to provide personally identifying information.

How is my personally identifiable information protected?

We have implemented numerous safeguards designed to protect personally identifiable information, however, no system of security is impenetrable. Our databases are protected by physical, technical, and procedural measures that restrict information access to authorized persons in accordance with this Privacy Statement. Our information systems are maintained behind a secure firewall to isolate them from access by other networks connected to the Internet. Only employees who need the information to perform a specific job are granted access to personally identifiable information. When personally identifiable information is collected through our Website, the transmission is encrypted using industry-standard Secure Socket Layer (“SSL”) technology, and sensitive information such as credit card numbers or account information is encrypted for further protection. Our Website is a “Secure Site” recognized by Revising®, a leading computer network security company. You also play a valuable part in security. Your password, user id and data encryption keys to access our Website and/or our Services should never be shared with anyone and should be changed frequently. After you have finished using our Website, you should log out and exit your browser to prevent unauthorized users from returning. If you believe that someone has improperly used personally identifiable information about you or has made purchases that you did not authorize, please contact us immediately.

How can I limit the use and sharing of personally identifiable information about me?

You may decline to receive promotional email from us. Every promotional email we send contains instructions and an Internet link to opt out of future email promotions. You may also opt-out of promotional emails by sending an email request to sales@sparebackup.com or by calling us at (760) 340-4450. In the event that we change our data practices, we will contact you to inform you of our revised Privacy Policy and you may decline to permit us to use your personally identifiable information under the new policy by notifying us as described above. The current Privacy Policy will always be posted online at our website.

PLEASE READ THE ABOVE TERMS, CONDITIONS AND DETAILS OF SPARE BACKUP’S PRIVACY POLICY CAREFULLY. IN ORDER TO ACCESS SPARE BACKUP’S GOODS AND SERVICES YOU WILL NEED TO CLICK ON THE BOX BELOW TO TAKE YOU THROUGH TO THE NEXT PAGE. BY CLICKING ON THE BOX BELOW, YOU ARE DEEMED TO HAVE READ, UNDERSTOOD AND CONSENTED TO SPARE BACKUP’S PRIVACY POLICY AND USE OF YOUR PERSONAL DATA.

PRESS “GO”

SCHEDULE 3

Territories

United Kingdom

France

Italy

Spain

Ireland

Iceland

Sweden

Norway

Denmark

Finland

Poland

Germany

Czech Republic

Greece

Turkey

Slovakia

Hungary

Belgium

Luxembourg

Netherlands

Portugal

Russia

SCHEDULE 4

Reports and Information

Spare Backup shall provide the following reporting information to PC World within 7 days of the end of the period to which they relate:

Weekly PC Backup Sign Up Volumes

PC Backup Sign up Volumes for each Period

Number of Conversions from Monthly to Annual Subscriptions, or annual to monthly subscriptions for each Period

Amount received from Customers [that week/Period]

Total data stored by user,

Customer satisfaction results at the end of each month, having been tracked by Spare Backup

PC World shall provide the following reporting information to Spare Backup within 7 days of the end of the period to which they relate:

Weekly Sign Up volumes

Amount received from Customers [that week/Period]

SCHEDULE 5

Insurance Coverage

Client#: 38784 SPARBA

ACORD™ CERTIFICATE OF LIABILITY INSURANCE

DATE (MM/DD/YYYY) 01/04/07

PRODUCER
Frank Crystal & Co of CA, Inc
License #OB64537
120 Montgomery St., Ste. 600
San Francisco, CA 94104-4602

THIS CERTIFICATE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE CERTIFICATE HOLDER. THIS CERTIFICATE DOES NOT AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW.

INSURED
Spare Backup inc.
73061 El Paseo, Suite 202
Palm Desert, CA 92260

INSURERS AFFORDING COVERAGE	NAIC #
INSURER A: St. Paul Fire & Marine Ins. Co.	
INSURER B: The St. Paul Companies	
INSURER C:	
INSURER D:	
INSURER E:	

COVERAGES

THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED. NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS CERTIFICATE MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. AGGREGATE LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS.

INSR LTR	ADD'L INSRD	TYPE OF INSURANCE	POLICY NUMBER	POLICY EFFECTIVE DATE (MM/DD/YY)	POLICY EXPIRATION DATE (MM/DD/YY)	LIMITS	
A		GENERAL LIABILITY X COMMERCIAL GENERAL LIABILITY CLAIMS MADE X OCCUR GEN'L AGGREGATE LIMIT APPLIES PER: POLICY / PROJECT / LOC	TT09401167	08/01/06	08/01/07	EACH OCCURRENCE	$1,000,000
						DAMAGE TO RENTED PREMISES (Ea occurrence)	$250,000
						MED EXP (Any one person)	$10,000
						PERSONAL & ADV INJURY	$1,000,000
						GENERAL AGGREGATE	$2,000,000
						PRODUCTS - COMP/OP AGG	$2,000,000
A		AUTOMOBILE LIABILITY ANY AUTO ALL OWNED AUTOS SCHEDULED AUTOS X HIRED AUTOS X NON-OWNED AUTOS	TT09401167	08/01/06	08/01/07	COMBINED SINGLE LIMIT (Ea accident)	$1,000,000
						BODILY INJURY (Per person)	$
						BODILY INJURY (Per accident)	$
						PROPERTY DAMAGE (Per accident)	$
		GARAGE LIABILITY ANY AUTO				AUTO ONLY - EA ACCIDENT	$
						OTHER THAN AUTO ONLY: EA ACC	$
						AGG	$
A		EXCESS/UMBRELLA LIABILITY X OCCUR CLAIMS MADE DEDUCTIBLE RETENTION $	TT09401167	08/01/06	08/01/07	EACH OCCURRENCE	$10,000,000
						AGGREGATE	$10,000,000
							$
							$
							$
B		WORKERS COMPENSATION AND EMPLOYERS' LIABILITY ANY PROPRIETOR/PARTNER/EXECUTIVE OFFICER/MEMBER EXCLUDED? If yes, describe under SPECIAL PROVISIONS below	HEUB7225C97606	08/15/06	08/15/07	X WC STATUTORY LIMITS / OTHER	
						E.L. EACH ACCIDENT	$1,000,000
						E.L. DISEASE - EA EMPLOYEE	$1,000,000
						E.L. DISEASE - POLICY LIMIT	$1,000,000
		OTHER					

DESCRIPTION OF OPERATIONS / LOCATIONS / VEHICLES / EXCLUSIONS ADDED BY ENDORSEMENT / SPECIAL PROVISIONS

Certificate holder is named as an additional insured as their interest may appear.

CERTIFICATE HOLDER

DSG International PLC
Marylands Avenue
Hemel Hempstead
Herts, UK HP2TG

CANCELLATION

SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, THE ISSUING INSURER WILL ENDEAVOR TO MAIL 30 DAYS WRITTEN NOTICE TO THE CERTIFICATE HOLDER NAMED TO THE LEFT, BUT FAILURE TO DO SO SHALL IMPOSE NO OBLIGATION OR LIABILITY OF ANY KIND UPON THE INSURER, ITS AGENTS OR REPRESENTATIVES.

AUTHORIZED REPRESENTATIVE

ACORD 25 (2001/08) 1 of 2 #S198787/M190653 KXF
© ACORD CORPORATION 1988

IMPORTANT

If the certificate holder is an ADDITIONAL INSURED, the policy(ies) must be endorsed. A statement on this certificate does not confer rights to the certificate holder in lieu of such endorsement(s).

If SUBROGATION IS WAIVED, subject to the terms and conditions of the policy, certain policies may require an endorsement. A statement on this certificate does not confer rights to the certificate holder in lieu of such endorsement(s).

DISCLAIMER

The Certificate of Insurance on the reverse side of this form does not constitute a contract between the issuing insurer(s), authorized representative or producer, and the certificate holder, nor does it affirmatively or negatively amend, extend or alter the coverage afforded by the policies listed thereon.

ACORD 25-S (2001/08) 2 of 2 #S198787/M190653

SCHEDULE 6

Training

Definitions:

Training: Spare Backup will provide documentation necessary to ensure the in store representatives have all the basic skills necessary to effectively communicate the PC Backup offer to customers. The in store representatives must be able to effectively guide customers through the basic features and functionality of the online backup service.

Ongoing Training: Spare Backup will provide PC World periodic updates to the training material based upon major changes to the features and or functionality of the application.

Training Responsibilities and Expenses:

Initial Training: Unless otherwise explicitly stated, PC World will be responsible for all training and training costs. Spare Backup will provide training content as appropriate (at the request of PC World).

Ongoing Training: Unless otherwise explicitly stated, PC World will be responsible for all ongoing training costs.

PC World will be responsible for the distribution and communication of all training material provided by Spare Backup.

SCHEDULE 7

Fees and Payment

1.1	Personal Computer Performance (PCP) Package:
1.1.1	For storage over one (1) GB PC World will pay Spare Backup [__*__] to per month in respect of each Customer who has paid PC World.
1.1.2	Customer invoiced by PC World or one of PC World’s Group Companies
1.1.3	Billing managed by PC World or one of PC World’s Group Companies
1.1.4	Sales reporting managed by PC World or one of PC World’s Group Companies

*          This information has been omitted pursuant to a request for confidential treatment made to the Securities and Exchange Commission and this information has been filed separately with the Securities and Exchange Commission.

1.2	Direct In house Sales Annual Package:
1.2.1	For storage up to fifty (50) GB PC World will pay Spare Backup [__*__] per year in respect of each Customer who has paid PC World.
1.2.2	Customer invoiced by PC World or one of PC World’s Group Companies
1.2.3	Billing managed by PC World or one of PC World’s Group Companies
1.2.4	Sales reporting managed by PC World or one of PC World’s Group Companies

*          This information has been omitted pursuant to a request for confidential treatment made to the Securities and Exchange Commission and this information has been filed separately with the Securities and Exchange Commission.

1.3	Image Package:
1.3.1	For storage after 30 day free trial Spare Backup will pay PC World [__*__] per month in respect of each Customer who has paid Spare Backup.
1.3.2	Customer invoiced by Spare Backup
1.3.3	Billing managed by Spare Backup
1.3.4	Sales reporting managed by Spare Backup

*          This information has been omitted pursuant to a request for confidential treatment made to the Securities and Exchange Commission and this information has been filed separately with the Securities and Exchange Commission.

1.4	Direct in house Sales Package:
1.4.1	For storage up to fifty (50) GB Spare Backup will pay PC World [__*__] per month in respect of each Customer who has paid Spare Backup.
1.4.2	Customer invoiced by Spare Backup
1.4.3	Billing managed by Spare Backup
1.4.4	Sales reporting managed by Spare Backup

*          This information has been omitted pursuant to a request for confidential treatment made to the Securities and Exchange Commission and this information has been filed separately with the Securities and Exchange Commission.

1.5	Direct Web Sales Annual Package:
1.5.1	For storage up to fifty (50) GB Spare Backup will pay PC World [__*__] per year in respect of each Customer who has paid Spare Backup
1.5.2	Customer invoiced by Spare Backup
1.5.3	Billing managed by Spare Backup
1.5.4	Sales reporting managed by Spare Backup

*          This information has been omitted pursuant to a request for confidential treatment made to the Securities and Exchange Commission and this information has been filed separately with the Securities and Exchange Commission.

1.6	Data Migration Package:
1.6.1	Customer invoiced by Spare Backup at the end of the data migration
1.6.2	Billing managed by Spare Backup
1.6.3	Sales reporting managed by Spare Backup

Invoices:

At the end of each Period the parties will review the amounts received from Customers by both parties and assess whether there is a net balance payable by either party to the other.

If there is a net balance payable to Spare Backup, Spare Backup will invoice PC World within 14 days of the end of the relevant Period for the amount to be paid by PC World.

If there is a net balance payable to PC World, PC World will invoice Spare Backup within 14 days of the end of the end of the relevant Period for the net amount to be paid by Spare Backup.

Payment:

Invoices are to be paid within sixty (60) days of receipt.